Advanced Emissions Solutions Announces CEO Transition
Greg Marken to assume position as Interim President and CEO on July 1, 2020
HIGHLANDS RANCH, Colo., April 1, 2020 (GlobeNewswire) -- Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today announced that L. Heath Sampson notified the Board of Directors of ADES that he plans to resign as Chief Executive Officer (CEO) effective June 30, 2020 to pursue other interests. Greg Marken, the Company’s current Chief Financial Officer, Treasurer and Secretary, has been appointed to take over as Interim President and CEO on July 1, 2020, upon successful completion of an orderly transition process.
L. Spencer Wells, Chairman of the Board said, “On behalf of everyone on the Board, I'd like to thank Heath for his leadership and service to our company, employees and shareholders. Heath led ADES through a very difficult turnaround, helped us leverage the cash generation power of our Refined Coal (“RC”) assets, and reset our long-term vision on the activated carbon and specialty chemicals opportunity. Most importantly, Heath built a strong management team who is ready to execute against our strategy.”
L. Heath Sampson, President and CEO of ADES, commented, “It has been a privilege to lead ADES for the last five years. I am extremely proud of our employees and what we have accomplished in turning this Company around and resetting its vision. We navigated a number of regulatory and industry headwinds to maximize our RC cash flows, while acquiring the premier activated carbon asset in the industry, which has pivoted the Company’s long-term strategic direction. Throughout that time, I worked closely with Greg, and there is no one with a more intimate knowledge of the Company, its strategy and its customers. Over the next few months I will continue to focus on our strategic priorities, including securing additional tax equity partners for our RC segment, diversifying our emissions control product portfolio away from coal-based solutions, executing against our capital allocation and shareholder return initiatives, and ensuring an orderly transition to Greg."
Greg Marken concluded, “The opportunity to work with and lead a team whom I already know well and greatly respect is an exciting one which I am honored to accept. I would like to thank Heath for the guidance and mentoring he has provided over the past five years, and I am excited to build on the progress this Company has achieved under his leadership. Looking ahead, our strategy remains unchanged and we continue to expect future net RC cash flows to ADES as of December 31, 2019, of between $150 million and $175 million through year-end 2021. We will remain intently focused on nurturing and optimizing our RC cash flows as well as leveraging our Red River plant to capture the low-cost characteristics of the asset. Additionally, we will seek to maximize shareholder value while navigating today's dynamic market environment.”
Greg Marken Background
Mr. Marken has served as the Company’s Chief Financial Officer and Treasurer since March 1, 2018. Previously, he was the Company’s Chief Accounting Officer, a position he held from June 2016 until his appointment as the Company’s Chief Financial Officer. Mr. Marken has served as the Company’s Secretary since August 2016. Mr. Marken joined the Company in January 2015 as the Director of SEC Reporting and Technical Accounting. Prior to joining the Company, Mr. Marken held various positions at Ernst & Young, LLP from 2005 through 2015 including Senior Manager, assurance services. He received his BBA in accounting and MS in finance from Texas A&M University. Mr. Marken is a CPA.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, our expectations about the potential for leveraging our Red River plant capabilities and ways to maximize shareholder value. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the success of our technical and commercial infrastructure in opening and competing new markets; the U.S. government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; our inability to commercialize our technologies on favorable terms; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; potential claims from any terminated employees, customers or vendors; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com